                                                                    Exhibit 3(a)

                             CERTIFICATE OF INCORPORATION
                                          OF
                                  RESPONSE USA, INC.

    FIRST:    The name of the Corporation is Response USA, Inc.

    SECOND:   The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

    THIRD:    The nature of the business or purposes to be conducted or
promoted by the Corporation is as follows:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH:   The aggregate number of shares which this corporation shall have authority to issue is 12,500,000 shares of Common Stock, $.002 par value per share, and 250,000 shares of Undersigned Preferred Stock, $1.00 par value per share.

The Undesignated Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation, each of such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors. All shares of any one series of Undesignated Preferred Stock as designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the date from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, preferences, qualifications, limitations, restrictions, options, and other optional, special participating or relative rights (if any), of any series of Undesignated Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly vested with authority to fix by resolution the designations, preferences, qualifications, limitations, restrictions, options and other optional, special, participating or relative rights (if any), of the Undesignated Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

         THE NUMBER OF SHARES TO CONSTITUTE SUCH SERIES AND THE DESIGNATION THEREOF;

         THE VOTING RIGHTS AND POWERS (IF ANY) OF SUCH UNDESIGNATED PREFERRED STOCK AND EACH SERIES THEREOF;

         THE RATES AND TIMES AT WHICH, AND THE TERMS AND CONDITIONS ON WHICH, DIVIDENDS (IF ANY) ON EACH SERIES OF UNDESIGNATED PREFERRED STOCK WILL BE PAID, AND ANY DIVIDEND PREFERENCE OR RIGHTS OF CUMULATION;

         THE RIGHTS (IF ANY) OF HOLDERS OF UNDESIGNATED PREFERRED STOCK, AND EACH SERIES THEREOF, TO CONVERT THE SAME INTO, OR EXCHANGE THE SAME FOR, SHARES OF OTHER CLASSES (OR SERIES OF CLASSES) OF CAPITAL STOCK OF THE CORPORATION AND THE TERMS AND CONDITIONS FOR SUCH CONVERSION OR EXCHANGE, INCLUDING PROVISIONS FOR ADJUSTMENT OR CONVERSION OR EXCHANGE PRICES OR RATES IN SUCH EVENT AS THE BOARD OF DIRECTORS SHALL DETERMINE;

         THE REDEMPTION RIGHTS (IF ANY) OF THE CORPORATION AND OF THE HOLDERS OF THE UNDESIGNATED PREFERRED STOCK AND EACH SERIES THEREOF AND THE TIMES AT WHICH, AND THE TERMS AND CONDITIONS ON WHICH, UNDESIGNATED PREFERRED STOCK, AND EACH SERIES THEREOF, MAY BE REDEEMED; AND

         THE RIGHTS AND PREFERENCES (IF ANY) OF THE HOLDERS OF UNDESIGNATED PREFERRED STOCK, AND EACH SERIES THEREOF, UPON THE VOLUNTARY OR INVOLUNTARY LIQUIDATION, DISSOLUTION OR WINDING UP OF THE CORPORATION.

    FIFTH:    The name and mailing address of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until a successor is elected and qualified is as follows:

         Name                     Mailing Address
         ----                     ---------------

         Richard M. Brooks        1300 Admiral Wilson Boulevard
                                  Camden, New Jersey 08101
         Ronald A. Feldman        1300 Admiral Wilson Boulevard
                                  Camden, New Jersey 08101
         Howard B. Levin          1300 Admiral Wilson Boulevard
                                  Camden, New Jersey 08101

    SIXTH:    The name and address of the sole incorporator is as follows:

         Name                     Mailing Address
         ----                     ---------------

         Maxine M. DiRenza        1515 Market Street, 9th Floor
                                  Philadelphia, PA 19102

    SEVENTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

    Election of directors need not be by written ballot.

    The board of directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

    EIGHTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

    NINTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

    EXECUTED on    MARCH 18, 1992
                   -------------------------

                   /s/ Maxine M. Direnza
                   -------------------------
                   Maxine M. DiRenza
                   Incorporator

                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                  RESPONSE USA, INC.

    The undersigned, being, respectively, Chief Executive Officer and Secretary of Response USA, Inc., a Delaware corporation (the "Corporation"), do hereby certify as follows:

    FIRST:    That the Board of Directors of the Corporation adopted a
resolution proposing and declaring advisable a reverse split of the Corporation's issued and outstanding Common Stock, $.008 par value per share, on a one-for-ten basis.

    SECOND:   The foregoing amendment has been duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard M. Brooks, its Chief Executive Officer, and attested Ronald A. Feldman, its Secretary, this 20th day of November, 1995.


                                         /s/ Richard M. Brooks
                                       -------------------------------
                                       Richard M. Brooks,
                                       Chief Executive Officer


ATTEST:


  /s/ Ronald A. Feldman
-----------------------------
Ronald A. Feldman,
Secretary

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                      1996-SERIES A CONVERTIBLE PREFERRED STOCK

                                          OF

                                - RESPONSE USA INC. -


Response USA Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does by its President hereby certify:

That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board, pursuant to the unanimous written consent dated as of May 30, 1996, adopted the following resolutions:

RESOLVED, that pursuant to the authority so conferred upon it, the Board of Directors hereby authorizes the issuance of 7,500 shares of 1996-Series A Convertible Preferred Stock, pare value $.01 per share ("1996-Series A Convertible Preferred"), and

RESOLVED, that the voting powers, preferences and relative rights and privileges and other rights granted to the 1996-Series A Convertible Preferred and the qualifications, limitations or restrictions imposed thereon be, and they hereby are, as follows:

SECTION 1.  DESIGNATION AND AMOUNT.

The shares of such series shall be designated as "1996-Series A Convertible Preferred Stock" (the "1996-Series A Convertible Preferred") and the number of shares constituting the 1996-Series A Convertible Preferred shall be 7,500. Such number of shares may be decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of 1996-Series A Convertible Preferred to a number less than the number of shares then outstanding.

SECTION 2.  RANK.

The 1996-Series A Convertible Preferred shall rank: (i) prior to all of the Company's Common Stock, par value $0.008 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created (collectively, with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the 1996-Series A Convertible Preferred Stock with the prior consent of the holders of 75% of the shares of then outstanding 1996-Series A Convertible Preferred ("Parity Securities");
(iv) after any class or series of capital stock of the Company hereafter created and specifically ranking by its terms senior to the 1996-Series A Convertible Preferred with the prior consent of the holders of 75% of the shares of then outstanding 1996-Series A Convertible Preferred (collectively, "Senior Securities"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

SECTION 3.  DIVIDENDS.

The 1996-Series A Convertible Preferred will bear no dividends, and the holders of the 1996-Series A Convertible ("Holders") shall not be entitled to receive dividends on the 1996-Series A Convertible.

SECTION 4. LIQUIDATION PREFERENCE.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of 1996-Series A Convertible Preferred shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation, and prior and in preference to any distribution to Junior Securities but in parity with any distribution of Parity Securities, an amount per share equal to the sum of (i) $1.250 for each outstanding share of 1996-Series A Convertible Preferred (the "Original 1996-Series A Issue Price") and (ii) an amount equal to 10% of the Original 1996-Series A Issue Price per annum for the period that has passed since the Escrow Date (as hereinafter defined). If upon the occurrence of such event, the assets and funds thus distributed among the Holders of the 1996-Series A Convertible Preferred and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the 1996-Series A Convertible Preferred and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for such distribution shall be distributed among the holders of the 1996-Series A Convertible Preferred and the Parity Securities, on a pro rata basis in proportion to the respective amounts that otherwise would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Company's Certificate of Incorporation.

(c) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 5(d) hereof.

SECTION 5.  CONVERSION.

(a)  HOLDER'S RIGHT TO CONVERT.

(i) The record Holder of this 1996-Series A Convertible Preferred shall be entitled (at the times and in the amounts set forth below), subject to the Company's right to redeem the Premium (as defined herein) in accordance with
Section 6(a), at the office of the Company or any transfer agent for the 1996-Series A Convertible Preferred , to convert portions of the 1996-Series A Convertible Preferred held by such Holder (but only in multiples of $10,000) into that number of fully-paid and non-assessable shares of the Common Stock at the Conversion Price as set forth below. The number of shares of Common Stock into which this 1996-Series A Convertible Preferred may be converted is hereinafter referred to as the "Conversion Number" for such 1996-Series A Convertible Preferred. The record Holder of this 1996-Series A Convertible Preferred shall be entitled to convert up to 50 percent of the number of shares of 1996-Series A Convertible Preferred held by such Holder beginning 45 days following the Escrow Date. The balance of the shares of 1996-Series A Convertible Preferred will become convertible at the option of such Holder commencing 70 days following the Escrow Date. The following formula sets forth the Conversion Number for each share of 1996-Series A Convertible Preferred in the event the Company does not redeem the Premium pursuant to Section 6(a):

                       Conversion Number = The Premium + 1,000
                                       --------------------
                                         Conversion Price

                  where the Premium is equal to: (.10)(N/365)(1,000)

and the following formula sets forth the Conversion Number for each share of 1996-Series A Convertible Preferred in the event the Company redeems the Premium in accordance with Section 6(a):

                   Conversion Number =      1,000
                                       ----------------
                                       Conversion Price

where,

    N = the number of days between (i) the date (the "Escrow Date") that, in connection with the consummation of the initial purchase of this 1996-Series A Convertible Preferred from the Company, the escrow agent first has in its possessions, prior to 10:30 A.M., New York City time on such date (or after 10:30 A.M. on such date, if the escrow agent is able to deposit such funds in an interest bearing account in time for such funds to accrue interest for that day), funds representing full payment for the shares of 1996-Series A Convertible Preferred for which conversion is being elected, and (ii) the applicable date of conversion for the shares of 1996-Series A Convertible Preferred for which conversion is being elected, and

    CONVERSION PRICE = Lesser of (a) 80% of the average closing bid price of the Company's Common Stock as reported by the NASDAQ Small Cap Stock Market ("NASDAQ") for the five trading days immediately preceding the date of closing; or (b) 80% of the Strike Price (as defined below) for the five trading days preceding the Date of Conversion. In no event shall the Conversion Price exceed $5.00 (subject to equitable adjustments from time to time for stock splits, stock dividends, recapitalisations, reorganisations, and similar transactions). For purposes hereof, the term "Strike Price" shall mean the average closing bid price of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ as reported by such other exchange or market where traded).

    Notwithstanding anything herein to the contrary, in no event shall holders of shares of 1996-Series A Convertible Preferred be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of 1996-Series A Convertible Preferred ) and (y) the number of shares of Common Stock issuable upon conversion of the shares of 1996-Series A Convertible Preferred with respect to which the determination of this proviso is being made would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) of such proviso.

(ii) MECHANICS OF CONVERSION. In order to convert 1996-Series A Convertible Preferred into full shares of Common Stock, the Holder shall (i) transmit facsimile copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Company at such office that he elects to convert the same (Facsimile number (609) 896-3535), which notice shall specify the number of shares of 1996-Series A Convertible Preferred to be converted and shall contain a calculation of the Conversion Price (together with a copy of the first page of each certificate to be converted) to the Company or its designated transfer agent prior to midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and
(ii) promptly surrender the original certificate or certificates therefor, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the 1996-Series A Convertible Preferred; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such 1996-Series A Convertible Preferred are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of the certificate or certificates ("Stock Certificates") representing shares of 1996-Series A Convertible Preferred, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Stock Certificate(s), if mutilated, the Company shall execute and deliver new Stock Certificate(s) of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of this 1996-Series A Convertible Preferred. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. In the case of a dispute as to the calculation of the Conversion Price, the Company's calculation shall be deemed conclusive absent manifest error.

The Company shall issue and deliver within two (2) business days after delivery to the Company of such certificates (the "Delivery Period"), or after such agreement and indemnification, to such Holder of 1996-Series A Convertible Preferred at the address of the Holder on the books of the Company, (i) a certificate or certificates for the number of shares of Common Stock equal to the Conversion Number, for the shares of 1996-Series A Convertible Preferred being so converted and (ii) a certificate representing the balance of the shares of 1996-Series A Convertible Preferred not so converted, if any. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided that the copy of the Notice of Conversion is faxed to the Company before midnight, New York City time, on the Date of Conversion. Upon a conversion of shares of 1996-Series A Convertible Preferred, the Holder shall promptly deliver original Stock Certificates representing the share of 1996-Series A Convertible Preferred to be converted to the transfer agent or the Company. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In addition to any other remedies available to a Holder, including actual damages and/or equitable relief, the Company shall pay to a holder $250 in cash for the first day beyond such Delivery Period that the Company fails to deliver Common Stock issuable upon surrender of shares of 1996-Series A Convertible Preferred with a Notice of Conversion and $500 per day in cash for each day thereafter until such time as the earlier of the date that the Company has delivered all such Common Stock and the tenth day beyond such Delivery Period. Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued. In the event the Company fails to deliver such Common Stock prior to the expiration of the ten
(10) business day period after the Delivery Period for any reason (whether due to a requirement of law or a stock exchange or otherwise), such holder shall be entitled to (in addition to any other remedies available to the holder) Conversion Default Payments in accordance with Section 5(c) hereof beginning on the expiration of such ten (10) business day period.

(B) MANDATORY CONVERSION. On the Effective Mandatory Conversion Date (as defined below), all shares of 1996-Series A Convertible Preferred which have not previously been converted into shares of Common Stock shall automatically convert into that number of fully paid and non-assessable shares of Common Stock, computed pursuant to the applicable formula set forth in Section 5(a)(i) above. The Company shall effect such conversion by giving written notice to Holders at least two but not more than ten days prior to effectuating the conversion ("Effective Mandatory Conversion Date"); provided, however, that the Company may not designate a date as the Effective Mandatory Conversion Date prior to such date that is such number of days, if any, after June 1, 1999 as is equal to the number of days for which the Company is required to make payments under Section 2(c) or

11 of that certain Registration Rights Agreement executed in connection with the initial issuance of the 1996-Series A Convertible Preferred (the "Registration Rights Agreement"). Holders will thereupon be required to surrender their preferred stock certificates to the Company is order to receive certificates evidencing shares of the Company's Common Stock, and all rights of Holders, except the right to receive certificates evidencing Common Stock pursuant to the mandatory conversion, shall be extinguished as of the Effective Mandatory Conversion Date. Nothing herein shall prevent a Holder from converting shares of 1996-Series A Convertible Preferred pursuant to Section 5(a) after the Company delivers a notice hereunder and prior to the Effective Mandatory Conversion Date.

(C) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the 1996-Series A Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding 1996-Series A Convertible Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of 1996-Series A Convertible Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. If, at any time a holder of shares of 1996-Series A Convertible Preferred submits a Notice of Conversion, the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Section 5 (a "Conversion Default"), the Company shall issue to the holder all of the shares of Common Stock which are available to effect such conversion. The number of shares of 1996-Series A Convertible Preferred included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Default Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Date of Conversion elected by the Holder in respect thereof. The Company shall pay to the Holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (N/365), multiplied by the product of the Original 1996-Series A Issue Price with respect to each share of 1996-Series A Convertible Preferred, multiplied by the Default Amount multiplied by .25, where N = the number of days from the first day of the Conversion Default (the "Conversion Default Date") to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect Conversion of the full number of shares of 1996-Series A Convertible Preferred. The Company shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or, subject to the limitations contained in Section 5(a), shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

    (X) In the event holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued;

    (Y) In the event holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Section 5(c).

Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

(D)  ADJUSTMENT TO CONVERSION PRICE.

(i) If, prior to the conversion of all 1996-Series A Convertible Preferred, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of 1996-Series A Convertible Preferred shall thereafter have the right to purchase and receive upon conversion of 1996-Series A Convertible Preferred, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of 1996-Series A Convertible Preferred held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the 1996-Series A Convertible Preferred to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the 1996-Series A Convertible Preferred pursuant to Sections 5(a)(i) and 5(d) hereof) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities hereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(d) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the 1996-Series A Convertible Preferred such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the 1996-Series A Convertible Preferred may be entitled to purchase.

(ii) If, any adjustment under this subsection 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

SECTION 6. CASH REDEMPTION OF PREMIUM BY COMPANY; NO REDEMPTION OF 1996-SERIES A CONVERTIBLE.

    (a) The Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section 5(a)(ii) or in the event of a mandatory conversion effected in accordance with Section 5(b) hereof, to redeem any portion of the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United State of America at such address for the holder as appears on the record books of the Company (or at such other address as such holder shall hereafter give to the Company be written notice). In the event the Company elects, pursuant to this Section 6(a), to redeem all or any portion of the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within three (3) business days of receipt by the Company of a Notice of Conversion (in the case of a redemption in connection with an optional conversion) or the Effective Mandatory Conversion Date (in the case of a redemption in connection with a mandatory conversion), the Company shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with Section 5(a)(i) hereof.

    (b) Each holder of 1996-Series A Convertible Preferred shall have the right to require the Company to provide advance notice to such Holder stating whether the Company will elect to redeem all or any portion of the Premium in cash pursuant to the Company's redemption rights discussed in subparagraph (a) of this Section 6 as set forth herein. A Holder may exercise such right from time to time by sending notice (an "Election Notice") to the Company, by facsimile, requesting that the Company disclose to such holder whether the Company would elect to redeem any portion of the Premium for cash in lieu of issuing Common Stock in accordance with Section 6(a) hereof if such Holder were to exercise his, her or its right of conversion pursuant to Section 5. The Company shall, no later than the fifth (5th) business day following receipt of an Election Notice, disclose to such holder, whether the Company would elect to redeem any portion of a Premium in connection with a conversion pursuant to a Notice of Conversion delivered over the subsequent ten (10) business day period. If the Company does not respond to such holder within such five (5) business day period via facsimile, the Company shall, with respect to any conversion pursuant to a Notice of Conversion delivered within the subsequent ten (10) business day period, forfeit its right to redeem such Premium in accordance with subparagraph
(a) of this Section 6 and shall be required to convert such Premium into shares of Common Stock in accordance with Section 5 hereof. (c) The 1996-Series A Convertible Preferred is not subject to mandatory redemption. The Company shall have no right to redeem any shares of 1996-Series A Convertible Preferred for cash, whether upon conversion pursuant to Section 5 or otherwise.

SECTION 7.  VOTING RIGHTS.

Except as otherwise provided by Delaware law, the Holders of the 1996-Series A Convertible Preferred shall have no voting power whatsoever, and no holder of 1996-Series A Convertible

Preferred shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

To the extent that under Delaware law the vote of the Holders of the 1996-Series A Convertible Preferred, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the outstanding shares of the 1996-Series A Convertible Preferred shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the 1996-Series A Convertible Preferred are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of 1996-Series A Convertible Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the 1996-Series A Convertible Preferred shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

SECTION 8.  PROTECTIVE PROVISIONS.

    So long as any shares of 1996-Series A Convertible Preferred are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of 1996-Series A Convertible Preferred;

(a) alter or change the rights, preferences or privileges of the shares of 1996-Series A Convertible Preferred or any other class of the Company's Capital Stock so as to affect adversely the 1996-Series A Convertible Preferred; or

(b) create any new class or series of stock having a preference over or which is on a parity with the 1996-Series A Convertible Preferred with respect to Distributions (as defined in Section 2 above); or

(c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the 1996-Series A Convertible Preferred under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

(d)  issue any shares of 1996-Series A Convertible Preferred after July 19,
1996.

SECTION 9.  STATUS OF CONVERTED STOCK.

In the event any shares of 1996-Series A Convertible Preferred shall be converted pursuant to Section 5 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as 1996-Series A Convertible Preferred.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said 1996-Series A Convertible Preferred and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Company pursuant to the provisions of Delaware law.


Signed on   28TH   of       JUNE       1996.
         --------    ----------------



  /S/ Richard M. Brooks                 Chairman of the Board and CEO
----------------------------
Richard M. Brooks

  /s/ Ronald A. Feldman                 Vice President and COO
----------------------------
Ronald A. Feldman















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